Exhibit 99.1

STAAR Surgical Announces First Implants of EVO Visian ICL in the U.S.

Announces Program of Meetings and Presentations at Upcoming ASCRS Annual Meeting

LAKE FOREST, CA, April 6, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the first implants of the EVO Visian® Implantable Collamer® lens (EVO ICL) in the U.S. The Company also announced today its program of meetings and presentations during the American Society of Cataract and Refractive Surgery Annual Meeting (ASCRS) in Washington, D.C., April 22 through April 26, 2022.

EVO ICL procedures have or will occur in California, Colorado, Missouri, Texas and Utah in the coming days. One of the first EVO ICL patients in the U.S. is a female with myopia and astigmatism in her thirties who previously used monthly disposable contact lenses and glasses. She received toric EVO ICL lenses to achieve Visual Freedom and break free from contact lenses and glasses. Toric EVOs are designed to correct myopia, which is the need for distance vision correction, and astigmatism. The bilateral EVO implantation procedure was completed in approximately 7-8 minutes for each eye.

STAAR also announced, today, its program of meetings and presentations during the ASCRS Annual Meeting. The following is a representative selection of STAAR and EVO/ICL events and scientific presentations during ASCRS:

•	EVO ICL Educational Event with Panel of Global EVO ICL Users, Friday, April 22;
•	Residents and Fellows Reception, Saturday, April 23;
•	Booth Exhibit and Education Activities at the ASCRS Annual Meeting (Booth Number 2718), beginning Saturday, April 23;
•	Educational Roundtable Clinical Sessions at STAAR’s Booth, Saturday, April 23 and Sunday, April 24;
•	Didactic Surgeon Training Sessions at STAAR’s Booth, Saturday, April 23 and Sunday, April 24;
•	Dr. Mark Packer Presentation, United States Clinical Multicenter Trial of a Posterior Chamber Phakic Implantable Lens with a Central Port for Myopia or Myopic Astigmatism, Sunday, April 24; and
•	Approximately a dozen other Scientific Posters and Papers, Saturday through Monday, April 23-25.

“We are thrilled to begin commercialization of our EVO lenses in the U.S. and announce milestone first implants just days after product approval,” said Caren Mason, President and CEO of STAAR Surgical. “The U.S. is a very important market for STAAR as it represents over 20% of global refractive procedures. U.S. surgeon enthusiasm is at an all-time high ahead of the ASCRS Annual Meeting later this month. We look forward to a strong and exciting showcasing of EVO ICL presentations and events at ASCRS and anticipate certifying hundreds of U.S. surgeons on EVO ICL implantation during the second quarter of 2022.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Important Safety Information for EVO ICL

The EVO Visian ICL lens is intended to correct/reduce nearsightedness between -3.0 D up to -20.0 D and treat astigmatism from 1.0 D to 4.0 D. If you have nearsightedness within these ranges, EVO Visian ICL surgery may improve your distance vision without eyeglasses or contact lenses. Because the EVO Visian ICL corrects for distance vision, it does not eliminate the need for reading glasses, you may require them at some point, even if you have never worn them before. Since implantation of the EVO Visian ICL is a surgical procedure, before considering EVO Visian ICL surgery you should have a complete eye examination and talk with your eye care professional about EVO Visian ICL surgery, especially the potential benefits, risks, and complications. You should discuss the time needed for healing after surgery. Complications, although rare, may include need for additional surgical procedures, inflammation, loss of cells from the back surface of the cornea, increase in eye pressure, and cataracts. You should NOT have EVO Visian ICL surgery if your doctor determines that 1) the shape of your eye is not appropriate, 2) you do not meet the minimum endothelial cell density for your age at the time of implantation, 3) you have moderate to severe glaucoma, 4) your vision is not stable; or 5) if you are pregnant or nursing.

For additional information with potential benefits, risks and complications please visit DiscoverICL.com

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

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